EXHIBIT 3(c) - ARTICLES OF INCORPORATION

               AMENDMENT TO THE ARTICLES OF INCORPORATION OF
                  NATIONAL WESTERN LIFE INSURANCE COMPANY



PURSUANT to the provisions of the Colorado Insurance Code and the Colorado Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.  The name of the corporation is National Western Life Insurance Company.

2. The following amendment to the Articles of Incorporation was duly submitted to and adopted by the shareholders of the corporation on April 29, 1975. The amendment alters and changes Article VI of the original Articles of Incorporation by changing the street address of the registered office of the Company in Denver, Colorado. Article VI is hereby amended to read and provide as follows:


ARTICLE VI

"The location of the Home Office of the Company shall be in Denver, Colorado. The registered office of the Company is 2900 First of Denver Plaza, Denver, Colorado, and Arthur K. Underwood, Jr., is hereby designated as the initial resident agent of the Company at said address."

3. The number of shares of the corporation outstanding and entitled to vote at the date of such adoption was 3,337,568, being 3,137,568 Class A shares and 200,000 Class B shares.

4. The number of shares voted "for" and "against" such amendment was as follows:


                            For              Against


     Class A:            2,255,341            19,332

     Class B:              200,000              -0-


5.  The amendment does not affect the stated capital of the Company.


                         National Western Life Insurance Company

                         /s/ Harry L. Edwards
                         By:    President


                          /s/ Mary L. Smith
                          Assistant Secretary


STATE OF TEXAS    )
                  )
COUNTY OF TRAVIS  )

I, a Notary Public, do hereby certify that on this 10th day of May, 1976, personally appeared before me Harry L. Edwards who declared that he is the President of the Corporation executing the foregoing instrument, and being first duly sworn acknowledged that he signed the foregoing instrument in the capacity therein set forth and declared that the statements therein contained are true and correct.


IN WITNESS WHEREOF, I have hereunto set my hand and seal this day and year before written.
                         /s/ Lynette Weber
                         NOTARY PUBLIC in and for Travis
                         County, Texas